UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Stanton, John W.
   c/o  VoiceStream Wireless Corporation
   12920 SE 38th Street
   Bellevue, WA  98006
2. Issuer Name and Ticker or Trading Symbol
   VoiceStream Wireless Corporation
   VSTR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   3/31/2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman and Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |3/20/2|S   | |5,000(1)          |D  |$91.5589   |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/21/2|S   | |5,000(1)          |D  |$88.0583   |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/22/2|S   | |5,000(1)          |D  |$88.0449   |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/23/2|S   | |5,000(1)          |D  |$89.0541   |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/26/2|S   | |5,000(1)          |D  |$91.1608   |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/27/2|S   | |5,000(1)          |D  |$97.2571   |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/28/2|S   | |5,000(1)          |D  |$94.3167   |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/29/2|S   | |5,000(1)          |D  |$94.41     |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/30/2|S   | |5,000(1)          |D  |$92.9314   |2,913,821(2)       |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/20/2|S   | |3,000(1)          |D  |$91.5589   |                   |I     |By PN Cellular             |
                           |001   |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/21/2|S   | |3,000(1)          |D  |$88.0583   |                   |I     |By PN Cellular             |
                           |001   |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/22/2|S   | |3,000(1)          |D  |$88.0449   |                   |I     |By PN Cellular             |
                           |001   |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/23/2|S   | |3,000(1)          |D  |$89.0541   |                   |I     |By PN Cellular             |
                           |001   |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/26/2|S   | |3,000(1)          |D  |$91.1608   |                   |I     |By PN Cellular             |
                           |001   |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/27/2|S   | |3,000(1)          |D  |$97.2571   |                   |I     |By PN Cellular             |
                           |001   |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/28/2|S   | |3,000(1)          |D  |$94.3167   |                   |I     |By PN Cellular             |
                           |001   |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/29/2|S   | |3,000(1)          |D  |$94.41     |                   |I     |By PN Cellular             |
                           |001   |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/30/2|S   | |3,000(1)          |D  |$92.9314   |1,671,647(3)       |I     |By PN Cellular             |
                           |001   |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/20/2|S   | |2,300(1)          |D  |$91.5589   |                   |I     |By Stanton Communications C|
                           |001   |    | |                  |   |           |                   |      |orp.                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/21/2|S   | |2,300(1)          |D  |$88.0583   |                   |I     |By Stanton Communications C|
                           |001   |    | |                  |   |           |                   |      |orp.                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/22/2|S   | |2,300(1)          |D  |$88.0449   |                   |I     |By Stanton Communications C|
                           |001   |    | |                  |   |           |                   |      |orp.                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/23/2|S   | |2,300(1)          |D  |$89.0541   |                   |I     |By Stanton Communications C|
                           |001   |    | |                  |   |           |                   |      |orp.                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/26/2|S   | |2,300(1)          |D  |$91.1608   |                   |I     |By Stanton Communications C|
                           |001   |    | |                  |   |           |                   |      |orp.                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/27/2|S   | |2,300(1)          |D  |$97.2571   |                   |I     |By Stanton Communications C|
                           |001   |    | |                  |   |           |                   |      |orp.                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/28/2|S   | |2,300(1)          |D  |$94.3167   |                   |I     |By Stanton Communications C|
                           |001   |    | |                  |   |           |                   |      |orp.                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/29/2|S   | |2,300(1)          |D  |$94.41     |                   |I     |By Stanton Communications C|
                           |001   |    | |                  |   |           |                   |      |orp.                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/30/2|S   | |2,300(1)          |D  |$92.9314   |1,263,326(4)       |I     |By Stanton Communications C|
                           |001   |    | |                  |   |           |                   |      |orp.                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |      |    | |                  |   |           |165,670(5)         |I     |By Trust                   |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1.  The sale was pursuant to a Rule 10b5-1 plan as filed with the
Company.
2. On March 12, 2001, VoiceStream Wireless Corporation declared a stock dividend, payable to all holders of record of common stock on March 23, 2001, of .0075 shares of common stock for each share of common stock outstanding. As a result, the reporting person received an additional 21,914 shares of common stock.
3. On March 12, 2001, VoiceStream Wireless Corporation declared a stock dividend, payable to all holders of record of common stock on March 23, 2001, of .0075 shares of common stock for each share of common stock outstanding. As a result, the reporting person received an additional 12,578 shares of common stock.
4. On March 12, 2001, VoiceStream Wireless Corporation declared a stock dividend, payable to all holders of record of common stock on March 23, 2001, of .0075 shares of common stock for each share of common stock outstanding. As a result, the reporting person received an additional 9,507 shares of common stock.
5. On March 12, 2001, VoiceStream Wireless Corporation declared a stock dividend, payable to all holders of record of common stock on March 23, 2001, of .0075 shares of common stock for each share of common stock outstanding. As a result, the reporting person received an additional 1,233 shares of common stock.
SIGNATURE OF REPORTING PERSON
/s/   John W. Stanton
DATE
4/6/2001